REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (“Agreement”) is entered into as of November 26, 2014 by and among (i) Sun Communities, Inc., a Maryland corporation (the “Company”), and (ii) Green Courte Real Estate Partners, LLC, a Delaware limited liability company, Green Courte Real Estate Partners II, LLC, a Delaware limited liability company, and Green Courte Real Estate Partners III, LLC, a Delaware limited liability company (each a “Seller,” and collectively, the “Sellers”). The Company, each Seller and each Holder is sometimes referred to herein individually as a “Party” and together as the “Parties”. Certain capitalized terms used herein shall have the meanings given to them in Section 1.01 below.
W I T N E S S E T H:
WHEREAS, at the First Closing, (i) SUI will issue shares of Common Stock and Preferred Stock to the Sellers or such other Holders as are entitled to receive such shares of Common Stock and Preferred Stock pursuant to the Transactions closing at the First Closing, and (ii) SCOLP will issue Common OP Units and Series A-4 Preferred Units to the Sellers or such other Holders as are entitled to receive such securities pursuant to the Transactions closing at the First Closing.
WHEREAS, at the Second Closing, (i) SUI will issue shares of Common Stock and Preferred Stock to the Sellers or such other Holders as are entitled to receive such shares of Common Stock and Preferred Stock pursuant to the Transactions closing at the Second Closing, and (ii) SCOLP may issue Common OP Units and Series A-4 Preferred Units to the Sellers or such other Holders as are entitled to receive such securities pursuant to the Transactions closing at the Second Closing.
WHEREAS, in accordance with the Company’s charter, shares of Preferred Stock are convertible into shares of Common Stock.
WHEREAS, in accordance with the terms of the Partnership Agreement, the Common OP Units (including Common OP Units issued in exchange for Series A-4 Preferred Units) are exchangeable for shares of Common Stock.
WHEREAS, in accordance with the terms of the Partnership Agreement, the Series A-4 Preferred Units are exchangeable for shares of Common Stock or for Common OP Units.
WHEREAS, in connection with the Transactions, the Sellers have requested that the Company provide for the registration under the Securities Act of the Registrable Shares, upon the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the promises, agreements and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS
Section 1.01    Definitions. The following terms, as used herein, have the following meanings:
“Affiliate” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.
“Agreement” has the meaning set forth in the preamble.
“Closings” means the First Closing and the Second Closing, collectively, and “Closing” means the First Closing or the Second Closing, as applicable.
“Commission” means the United States Securities and Exchange Commission, and any successor thereto.
“Common OP Units” means those Common OP Units representing common limited partnership interests in SCOLP which are issued to the Holders at either Closing. The number of Common OP Units issued to each Holder at the First Closing are set forth on Exhibit A hereto. This Agreement shall be amended at the Second Closing to include on Exhibit A hereto the number of Common OP Units, if any, issued to each Holder at the Second Closing.
“Common Stock” means the Company’s common stock, $0.01 par value per share, and any securities of the Company into which such shares are converted and for which such shares are exchanged and any Common Stock or other securities of the Company or any successor entity which may be issued or distributed in respect of the Common Stock by way of stock dividend or stock split or other distribution, recapitalization, merger, conversion or reclassification. The number of shares of Common Stock issued to each Holder at the First Closing are set forth on Exhibit A hereto. This Agreement shall be amended at the Second Closing to include on Exhibit A hereto the number of shares of Common Stock issued to each Holder at the Second Closing.
“Company” has the meaning set forth in the preamble.
“Effectiveness Period” has the meaning set forth in Section 3.01(a).
“FINRA” means the Financial Industry Regulatory Authority.
“First Closing” means the initial closing of the Transactions with respect to certain properties, which will occur on the date of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

“Holders” means, collectively, each of the initial Holders that are set forth on Exhibit A hereto and their successors and permitted assigns (subject to and in accordance with Section 5.08).
“Indemnified Party” has the meaning set forth in Section 4.03.
“Indemnifying Party” has the meaning set forth in Section 4.03.
“Losses” has the meaning set forth in Section 4.01.
“Majority Interest of the Holders” means the holders of at least a majority of the Common OP Units, Series A-4 Preferred Units and Registrable Shares (voting together on an as-if-converted basis).
“Omnibus Agreement” means that certain Omnibus Agreement dated July 30, 2014, as amended, among Green Courte Real Estate Partners, LLC, the other Green Entities (as defined therein), SCOLP, the Company, and all of the entities set forth on Exhibit D attached thereto, as third party beneficiaries.
“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of SCOLP dated June 19, 2014, as amended through the date hereof and as further amended or restated from time to time.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization, other entity or group, or a government or governmental agency.
“Preferred Stock” means the Company’s 6.50% Series A-4 Cumulative Convertible Preferred Stock, $0.01 par value per share, and any securities of the Company for which such shares are exchanged and any Preferred Stock or other securities of the Company or any successor entity which may be issued or distributed in respect of the Preferred Stock by way of stock dividend or stock split or other distribution, recapitalization, merger, conversion or reclassification. The number of shares of Preferred Stock issued to each Holder at the First Closing are set forth on Exhibit A hereto. This Agreement shall be amended at the Second Closing to include on Exhibit A hereto the number of shares of Preferred Stock issued to each Holder at the Second Closing.
“Prospectus” means the prospectus included in a Registration Statement (including a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.
“Registrable Shares” means (a) any shares of Common Stock which are (1) issued to the Holders set forth on Exhibit A hereto at either Closing and held at any time by the Holders, (2) issued upon the conversion of any shares of Preferred Stock issued to the Holders set forth on

Exhibit A hereto at either Closing and held at any time by the Holders, (3) issued upon the exchange (in accordance with the terms of the Partnership Agreement) of any of the Common OP Units issued to the Holders set forth on Exhibit A hereto at either Closing and held at any time by the Holders, (4) issued upon the exchange (in accordance with the terms of the Partnership Agreement) of any of the Series A-4 Preferred Units issued to the Holders set forth on Exhibit A hereto at either Closing and held at any time by the Holders, or (5) issued upon the exchange (in accordance with the terms of the Partnership Agreement) of any Common OP Units into which Series A-4 Preferred Units that are issued to the Holders set forth on Exhibit A hereto at either Closing are exchanged (in accordance with the terms of the Partnership Agreement) and held at any time by the Holders and (b) the shares of Preferred Stock issued to the Holders set forth on Exhibit A hereto at either Closing and held at any time by the Holders; provided, however, that any such securities will cease to be Registrable Shares when (i) such securities shall have been disposed of in accordance with a Registration Statement that has become effective under the Securities Act, (ii) such securities shall have been distributed to the public pursuant to Rule 144 (or any successor provision) or any other exemption under the Securities Act or are eligible for sale under Rule 144 without regard to the volume limitation contained in Rule 144(e), or (iii) such shares shall have ceased to be outstanding.
“Registration Statement” means a registration statement in the form required to register the resale of Registrable Shares under the Securities Act and other applicable law, and including any Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
“Rule 144” means Rule 144 (or any successor rule of similar effect) promulgated under the Securities Act.
“SCOLP” means Sun Communities Operating Limited Partnership, a Michigan limited partnership.
“Second Closing” means the second closing of the Transactions with respect to certain properties, which is expect to occur on or about January 6, 2015.
“Series A-4 Preferred Units” means those Series A-4 Preferred Units representing preferred limited partnership interests in SCOLP which are issued to the Holders as of either Closing. The number of Series A-4 Preferred Units issued to each Holder at the First Closing are set forth on Exhibit A hereto. This Agreement shall be amended at the Second Closing to include on Exhibit A hereto the number of Series A-4 Preferred Units, if any, issued to each Holder at the Second Closing.
“Transactions” means the transactions contemplated by the Omnibus Agreement.
“Underwriters” shall mean the underwriters, if any, of the offering of Registrable Shares pursuant to an Underwritten Shelf Take-Down.
“Underwritten Shelf Take-Down” shall have the meaning set forth in Section 2.02.

Section 1.02    Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement.
ARTICLE II.

REGISTRATION RIGHTS
Section 2.01    Registration
Section 2.02     Underwritten Shelf Take-Down; Selection of Underwriters. Subject to the terms and conditions of this Agreement, the Company shall conduct an underwritten resale of Registrable Shares (an “Underwritten Shelf Take-Down”) upon the written request of one or more Holders of Registrable Shares. In connection with any proposed Underwritten Shelf Take-Down, each Holder participating in such Underwritten Shelf Take-Down agrees, in an effort to conduct any such Underwritten Shelf Take-Down in the most efficient and organized manner, to coordinate reasonably with the other Holders prior to initiating any sales efforts and cooperate reasonably with the other Holders as to the terms of such Underwritten Shelf Take-Down, including, without limitation, the aggregate amount of Registrable Shares to be sold and the number of Registrable Shares to be sold by each Holder in the Underwritten Shelf Take-Down. The sole or managing Underwriters and any additional investment bankers and managers to be used in connection with an Underwritten Shelf Take-Down shall be selected by the Company, subject to the prior written consent of the Holders of a majority of the Registrable Shares participating in such Underwritten Shelf Take-Down, such consent to not be unreasonably withheld or delayed. Notwithstanding anything herein to the contrary, in no event shall Holders be entitled to effect an Underwritten Shelf Take-Down (x) unless the aggregate gross proceeds expected to be received from the sale of Registrable Shares in such Underwritten Shelf Take-Down are at least $25,000,000 and (y) on more than three (3) occasions.

Section 2.03    S-3 Eligibility. The Company shall use its commercially reasonable efforts to remain a well-known seasoned issuer eligible to use an automatic shelf registration statement on Form S‑3.
Section 2.04    Joinder by Holders
Section 2.05    Underwritten Offerings.
(a)    Underwritten Shelf Take-Downs. If requested by the sole or lead managing Underwriter for any Underwritten Shelf Take-Down, the Company shall enter into a customary underwriting agreement with the Underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company and to the Holders of a majority of the Registrable Shares participating in such Underwritten Shelf Take-Down and to contain such representations and warranties by the Company and such other terms as are customary in agreements of that type, including, without limitation, indemnification and contribution to the effect and to the extent provided in Section 4.01.
(b)    Holders to be Party to Underwriting Agreement. The Holders participating in an Underwritten Shelf Take-Down shall be party to the underwriting agreement between the Company and such Underwriters and may, at the option of the Holders of a majority of the Registrable Shares participating in such Underwritten Shelf Take-Down, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Underwriters shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of such Underwriters under such underwriting agreement be conditions precedent to the obligations of such Holders; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information provided by such Holders for inclusion in the Registration Statement pursuant to Section 3.01(r). No such Holder shall be required to make any representations or warranties to, or agreements with, the Company or the Underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s Registrable Shares and such Holder’s intended method of disposition.
(c)    Participation in Underwritten Registration. Notwithstanding anything herein to the contrary, no Holder may participate in any Underwritten Shelf Take-Down hereunder unless such Holder (i) agrees to sell its securities on the terms and conditions provided in any underwriting agreement pertaining to such Underwritten Shelf Take-Down approved by the Persons entitled hereunder to approve such arrangement and (ii) accurately completes and executes in a timely manner all questionnaires, powers of attorney, custody agreements, lock-up agreements, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

ARTICLE III.

REGISTRATION PROCEDURES
Section 3.01    Filings; Information. In connection with the registration of Registrable Shares pursuant to Section 2.01 hereof:
(a)    The Company will use its commercially reasonable efforts to cause the filed Registration Statement to become and remain effective until earlier of (x) the date on which all Registrable Shares have been sold pursuant to such Registration Statement and (y) the date on which all Registrable Shares are eligible for resale under Rule 144 promulgated under the Securities Act (without regard to the volume limitations contained in Rule 144(e))(the “Effectiveness Period”).
(b)    The Company will furnish to the Sellers draft copies of any Registration Statement or Prospectus or any amendments or supplements thereto proposed to be filed at least five (5) days prior to such filing.
(c)    The Company will notify the Sellers and the Holders, as soon as practicable after notice thereof is received by the Company, (i) when the Registration Statement or any amendment thereto has been filed or becomes effective and the Prospectus or any amendment or supplement to the Prospectus has been filed, (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus or for additional information, and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.
(d)    After the filing of the Registration Statement, the Company will promptly notify the Holders of any stop order issued, or, to the Company’s knowledge, threatened to be issued, by the Commission and use its commercially reasonable efforts to prevent the entry of such stop order or to remove it if entered.
(e)    The Company will prepare and file with the Commission such amendments, post-effective amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period, cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement (to the extent such compliance obligations fall on the Company) during such period in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement.
(f)    The Company will furnish to each Holder and each Underwriter, if any, without charge, such number of conformed copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration

Statement (including each preliminary Prospectus) and any amendments or supplements thereto, as any such Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Shares.
(g)    The Company will use its commercially reasonable efforts to qualify (or exempt) the Registrable Shares for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the Holders or Underwriter, if any, reasonably request; keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period; and do any and all other acts and things which may be reasonably necessary or advisable to enable each Holder to consummate the disposition of the Registrable Shares owned by such Holder in such jurisdictions; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph 3.01(g), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.
(h)    The Company will as promptly as practicable notify the Holders and the sole or lead managing Underwriter, if any, at any time when a Prospectus relating to the sale of the Registrable Shares is required by law to be delivered under the Securities Act, of the occurrence of any event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to the Holders and the sole or lead managing Underwriter, if any, any such supplement or amendment. Upon receipt of any notice of the occurrence of any event of the kind described in the preceding sentence, the Holders will forthwith discontinue the offer and sale of Registrable Shares pursuant to the Registration Statement covering such Registrable Shares until receipt by the Holders of the copies of such supplemented or amended Prospectus and, if so directed by the Company, the Holders will deliver to the Company all copies, other than permanent file copies then in the possession of Holders, of the most recent Prospectus covering such Registrable Shares at the time of receipt of such notice.
(i)    The Company shall use commercially reasonable efforts to cause the Registrable Shares included in any Registration Statement to be (A) listed on each securities exchange, if any, on which similar securities issued by the Company are then listed or (B) authorized to be quoted and/or listed (to the extent applicable) on the Nasdaq Global Market (or any other applicable Nasdaq market), if the Registrable Shares so qualify.
(j)     Provided that each such Inspector executes a confidentiality agreement in form and substance reasonably acceptable to the Company, the Company shall make available for inspection by the Holders, any sole or lead managing Underwriter participating in any disposition pursuant to such Registration Statement, Holders’ Counsel and any attorney, accountant or other agent retained by the Holders, or any Underwriter (each, an “Inspector” and, collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and any subsidiaries thereof as may be in existence at such time as shall be necessary, in the opinion of the Holders’ and such Underwriters’ respective counsel, to enable them to exercise their due diligence responsibility and to conduct a reasonable investigation within the meaning of the Securities Act, and cause the Company’s and any subsidiaries’ or officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspectors in connection with such Registration Statement.
(k)    The Company shall obtain an opinion from its counsel and a “cold comfort” letter from its independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such Registration Statement, in each case dated the date of the Prospectus that is part of such Registration Statement (and if such registration involves an Underwritten Shelf Take-Down, dated the date of the closing under the underwriting agreement), in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters delivered to underwriters in underwritten public offerings, which opinion and letter shall be reasonably satisfactory to the sole or lead managing Underwriter, if any, and to a Majority Interest of the Holders, and furnish to the Holders and to each Underwriter, if any, a copy of such opinion and letter addressed to the Holders (in the case of the opinion) and Underwriter (in the case of the opinion and the “cold comfort” letter).
(l)    The Company shall provide a CUSIP number, registrar and transfer agent for the Registrable Shares included in any Registration Statement not later than the effective date of such Registration Statement.
(m)    The Company shall enter into and perform customary agreements (including, if applicable, an underwriting agreement in customary form) and provide officers’ certificates and other customary closing documents;
(n)    The Company shall cooperate with the Holders and the sole or lead managing Underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Shares to be sold, and cause such Registrable Shares to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Shares to the Underwriters or, if not an Underwritten Shelf Take-Down, in accordance with the instructions of the Holders at least three (3) business days prior to any sale of Registrable Shares;
(o)    The Company shall take all reasonable actions to ensure that any Free Writing Prospectus (as defined in Rule 405 of the Securities Act) utilized in connection with any Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(p)    The Company and each Holder shall cooperate in connection with any filings required to be made with FINRA.
(q)    The Company shall, during the period when the Prospectus is required to be delivered under the Securities Act, file all documents required to be filed with the Commission pursuant to the Exchange Act in accordance with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.
(r)    Upon the request of the Company, the Sellers and the Holders shall promptly furnish in writing to the Company such information regarding the Holders, the plan of distribution of the Registrable Shares and other information as may be legally required in connection with such registration, and the Sellers and the Holders agree to do so as promptly as reasonably practicable.
Section 3.02    Registration Expenses.
(a)    Except as set forth in Section 3.02(b) below, the Company will pay all expenses incurred in connection with registering the Registrable Shares hereunder, including (i) registration and filing fees with the Commission and the FINRA with respect to registering the Registrable Shares, (ii) fees and expenses incurred in connection with the listing or quotation of the Registrable Shares, (iii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Shares), (iv) printing expenses, (v) fees and expenses of counsel to the Company and independent certified public accountants for the Company (including fees and expenses associated with the special audits or the delivery of comfort letters), and (vi) fees and expenses of any additional experts retained by the Company in connection with such registration.
(b)    The Holders will pay (i) any and all fees and expenses of counsel to the Holders incurred in connection with registering and reselling the Registrable Shares, and (ii) any expenses of any Underwriters, underwriting discounts or commissions or any broker’s fees or other similar selling fees attributable to the sale of Registrable Shares.
ARTICLE IV.

INDEMNIFICATION AND CONTRIBUTION
Section 4.01    Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by applicable law, each Holder and its Affiliates and their respective officers, directors, partners, stockholders, members, employees, agents and representatives and each Person (if any) which controls a Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration

Statement, preliminary Prospectus or Prospectus relating to the Registrable Shares (as amended or supplemented from time to time), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus, in light of the circumstances under which they were made, not misleading, except insofar as such Losses are caused by or contained in or based upon any information furnished in writing to the Company by or on behalf of the Sellers, such Holder or any Underwriter expressly for use therein (which was not subsequently corrected in writing prior to the sale of Registrable Shares to the Person asserting the Loss in sufficient time to permit the Company to amend or supplement the Registration Statement or such Prospectus appropriately) or by the Holder’s failure to deliver a copy of the Registration Statement or Prospectus or any amendments or supplements thereto after the Company has furnished the Holder with copies of the same. Notwithstanding the foregoing, the Company shall have no obligation to indemnify under this Section 4.01 to the extent any such Losses have been finally determined by a court of competent jurisdiction (which determination has become nonappealable) to have resulted from a Seller’s, a Holder’s or an Underwriter’s willful misconduct or gross negligence.
Section 4.02    Indemnification by Sellers and Holders. The Sellers and the Holders, jointly and severally, agree to indemnify and hold harmless, to the fullest extent permitted by applicable law, the Company and its Affiliates and their respective officers, directors, partners, stockholders, members, employees, agents and representatives and each Person (if any) which controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Losses caused by, arising out of, resulting from or related to any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, preliminary Prospectus or Prospectus relating to the Registrable Shares (as amended or supplemented from time to time), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus, in light of the circumstances under which they were made, not misleading, but only insofar as such Losses are caused by or contained in or based upon any information furnished in writing to the Company by or on behalf of a Seller or a Holder expressly for use therein (which was not subsequently corrected in writing prior to or concurrently with the sale of Registrable Shares to the Person asserting the Loss in sufficient time to permit the Company to amend or supplement the Registration Statement or such Prospectus appropriately). Notwithstanding the foregoing, the Sellers and the Holders shall have no obligation to indemnify under this Section 4.02 to the extent that any such Losses have been finally determined by a court of competent jurisdiction (which determination has become nonappealable) to have resulted from the Company’s willful misconduct or gross negligence.
Section 4.03    Conduct of Indemnification Proceedings. In case any claim or proceeding (including any governmental investigation) shall be instituted or threatened involving any Person in respect of which indemnity may be sought pursuant to Section 4.01 or Section 4.02, such Person (the “Indemnified Party”) shall promptly notify the Person against which such indemnity may be sought (the “Indemnifying Party”) in writing (it being understood that the failure to give such notice shall not relieve any Indemnifying Party from any liability which it may have hereunder except to the extent the Indemnifying Party is actually and materially prejudiced by such failure) and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and shall pay the fees and disbursements of such counsel related to such claim or proceeding. If the Indemnifying Party does not elect within fifteen (15) days after receipt of the notice required hereby to assume the defense of any claim or proceeding, the Indemnified Party may assume such defense with counsel of its choice at the cost and expense of the Indemnifying Party. In any such claim or proceeding where the Indemnifying Party has assumed the defense, any Indemnified Party shall have the right to retain its own counsel and participate in, but not control, the defense, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and, in the written opinion of counsel for the Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them, in which case the Indemnified Party may retain counsel of its choice, which counsel shall be reasonably satisfactory to the Indemnifying Party, and such counsel may defend the Indemnified Party and its reasonable fees and expenses shall be paid by the Indemnifying Party. It is understood that the Indemnifying Party shall not, in connection with any claim or proceeding or related proceedings, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel for each such jurisdiction) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not settle any claim or proceeding without the written consent of the Indemnified Party (not to be unreasonably withheld), unless such settlement (x) requires no remedy, relief or penalty other than the payment of money damages which is to be paid in full by the Indemnifying Party, (y) does not require any Indemnified Party to admit culpability or fault in any respect and (z) contains a full and complete release of the Indemnified Party with respect to all matters arising from the facts giving rise to the underlying claim or proceeding. The Indemnifying Party shall not be liable for any settlement of any claim or proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Loss (to the extent stated above) by reason of such settlement or judgment.
Section 4.04    Contribution. If the indemnification provided for in this Article IV is unavailable to an Indemnified Party in respect of any Losses in respect of which indemnity is to be provided hereunder, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall to the fullest extent permitted by law contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company, each Seller and each Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, each Seller and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Losses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim or proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person which was not guilty of such fraudulent misrepresentation.
ARTICLE V.

MISCELLANEOUS
Section 5.01    Participation in Registrations. No Holder may participate in any resale of Registrable Shares contemplated hereunder unless such Holder (a) completes and executes all questionnaires, powers of attorney, custody arrangements, indemnities and other documents reasonably required under the terms of this Agreement, (b) furnishes in writing to the Company such information regarding such Holder, the plan of distribution of the Registrable Shares and other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration and (c) sells or otherwise transfers its securities in accordance with the plan of distribution described in the Prospectus covering such sale and delivers a current Prospectus in connection therewith in accordance with the requirements of the Securities Act; provided, however, that no such Holder shall be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (i) such Holder’s ownership of its Registrable Shares to be sold or transferred free and clear of all liens, claims and encumbrances, (ii) such Holder’s power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested.
Section 5.02    Compliance. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act in accordance with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such reporting requirements.
Section 5.03    Termination. This Agreement will terminate (a) if the First Closing does not occur, upon the termination of the Omnibus Agreement and the Definitive Agreements (as defined in the Omnibus Agreement), and (B) if the First Closing does occur, at such time as there shall no longer be any Registrable Shares.
Section 5.04    Amendments, Waivers, Etc. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of a Majority Interest of the Holders. Any such amendment or waiver shall be binding on all Holders and their respective legal representatives, successors and permitted assigns.
Section 5.05    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.
Section 5.06    Entire Agreement. This Agreement (together with the exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. There is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or which may modify, enlarge or invalidate this Agreement or any provision hereof. None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be used by any of the parties to construe or affect the validity of this Agreement.
Section 5.07    Controlling Law; Jurisdiction and Venue. This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. Each of the parties hereto submits to the sole and exclusive jurisdiction of the courts of and located in New Castle County, State of Delaware and the federal courts of the United States of America located in the District of Delaware, for any action or proceeding arising out of or relating to this Agreement and agrees that all claims and/or defenses in respect of the action or proceeding shall be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any right to seek a transfer of any action or proceeding to any other forum and waives all defenses and/or objections to maintaining any action or proceeding in the courts of and located in New Castle County, State of Delaware and the federal courts of the United States of America located in the District of Delaware so brought including, without limitation, the defense of inconvenient forum (forum non conveniens) and waives any bond, surety and other security that might be required of any other party with respect thereto.
Section 5.08    Assignment of Registration Rights. Each Holder of Registrable Shares may assign all or any part of its rights under this Agreement to any Person to which such Holder sells, transfers or assigns (i) any of its shares of Preferred Stock, Common OP Units or Series A-4 Preferred Units, provided that such sale, transfer or assignment is permitted under the terms of the Partnership Agreement, the Company’s charter and all other documents and agreements applicable to such securities, or (ii) Registrable Shares, including any Registrable Shares issued upon conversion or exchange of such shares of Preferred Stock, Common OP Units or Series A-4 Preferred Units, in each case provided that such Person agrees in writing to be bound by the provisions of this Agreement by executing and delivering a joinder agreement in the form of Exhibit B hereto. In the event that the Holder shall assign its rights pursuant to this Agreement in connection with the transfer of less than all its Registrable Shares, including any Registrable Shares issued upon conversion or exchange of its shares of Preferred Stock, Common OP Units or Series A-4 Preferred Units, the Holder shall also retain its rights with respect to its remaining Registrable Shares, including any Registrable Shares issued upon conversion or exchange of such shares of Preferred Stock, Common OP Units or Series A-4 Preferred Units.

Section 5.09    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or United States Federal court sitting in the Eastern District of Michigan, this being in addition to any other remedy to which they are entitled at law or in equity. Additionally, each Party irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor.
Section 5.10    Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms; provided, that upon any such declaration by a court of competent jurisdiction, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.
Section 5.11    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by registered or certified mail (postage prepaid, return receipt requested) or by email (provided that email receipt is electronically confirmed), to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.11):
If to any Seller or any Holder:

Green Courte Partners, LLC
840 South Waukegan Road, Suite 222
Lake Forest, Illinois 60045
Attention: James Goldman, Vice Chairman
email: JimGoldman@greencourtepartners.com

With required copies to:

Green Courte Partners, LLC
840 South Waukegan Road, Suite 222
Lake Forest, Illinois 60045
Attn: Kelly Stonebraker, Managing Director and General Counsel
email: KellyStonebraker@greencourtepartners.com

And to

DLA Piper LLP (US)
203 N. LaSalle Street, Suite 1900
Chicago, IL 60601
Attn: David Sickle
email: david.sickle@dlapiper.com

If to the Company:

Mr. Gary A. Shiffman
Sun Home Services, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Fax: (248) 208-2645

With a required copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn: Mr. Arthur A. Weiss
Fax: (248) 351-3082

Section 5.12    Benefit and Construction. The covenants, agreements and undertakings of each of the Parties hereto are made solely for the benefit of, and may be relied on only by, the other Parties hereto, their transferees and assigns, and are not made for the benefit of, nor may they be relied upon, by any other Person whatsoever. This Agreement shall not be construed more strictly against one Party than against any other Party, merely by virtue of the fact that it may have been prepared by counsel for one of the Parties, it being recognized that each of the Parties has contributed substantially and materially to the preparation of this Agreement
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

SUN COMMUNITIES, INC., a Maryland corporation

By:    /s/ Jonathan M. Colman
Name:    Jonathan M. Colman
Its:    Executive Vice President

SELLERS:

GREEN COURTE REAL ESTATE PARTNERS, LLC,
a Delaware limited liability company

By:     Green Courte Partners, LLC,
an Illinois limited liability company,
its Managing Member

By:    /s/ James R. Goldman
Name:    James R. Goldman
Its:    Vice Chairman

GREEN COURTE REAL ESTATE PARTNERS II, LLC,
a Delaware limited liability company

By:     GCP Managing Member II, LLC,
a Delaware limited liability company,
its Managing Member

By:    /s/ James R. Goldman
Name:    James R. Goldman
Its:    Managing Director

GREEN COURTE REAL ESTATE PARTNERS III, LLC,
a Delaware limited liability company

By:     GCP Managing Member III, LLC
a Delaware limited liability company,
its Managing Member

By:    /s/ Marnie C. Helfand
Name:    Marnie C. Helfand
Its:    Vice President

[Signature page to Registration Rights Agreement]

Exhibit A

Initial Holders and Securities Issued at Closings
As of First Closing - November 26, 2014

Initial Holder	Shares of Common Stock Issued at Closings	Shares of Preferred Stock Issued at Closings	Common OP Units Issued at Closings	Series A-4 Preferred Units Issued at Closings
Green Courte Real Estate Partners, LLC	–	–	455,296	608,220
Green Courte Real Estate Partners II, LLC	281,264	376,215	–	–
Green Courte Real Estate Partners III, LLC	80,173	107,102	–	–

Exhibit B

Form of Joinder Agreement

By executing and delivering this Joinder Agreement, the undersigned hereby joins in and agrees to become a party to the Registration Rights Agreement dated as of July ___, 2014 (the “Registration Rights Agreement”), among Sun Communities, Inc., ________________, ___________________ and ___________________, as if the undersigned was an original signatory to the Registration Rights Agreement. From and after the date hereof the undersigned agrees to be bound by, and shall have all rights and obligations of a Holder under, the Registration Rights Agreement.

The undersigned has executed and delivered this Joinder Agreement, effective as of ____________________, 20__.

Holder:

[________________________________]

By:
Name:
Its: